As filed with the Securities and Exchange Commission on November 16, 2023

Registration No. 333-232334

Registration No. 333-195932

Registration No. 333-161299

Registration No. 333-147967

Registration No. 333-147714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232334

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195932

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161299

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147967

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147714

UNDER THE SECURITIES ACT OF 1933

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0214719 (I.R.S. Employer Identification No.)
110 Pitts Bay Road Pembroke HM08, Bermuda (441) 296-5858 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Not Applicable (Zip Code)

Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan

Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan

Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan (renamed the Argo Group International Holdings, Ltd. Employee Share Purchase Plan as amended and restated on May 3, 2016)

Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan

Argonaut Group, Inc. Amended and Restated Stock Incentive Plan

Argonaut Group, Inc. Non-Employee Director Stock Option Plan

Argonaut Deferred Compensation Plan for Non-Employee Directors
(Full titles of the plans)

National Registered Agents, Inc.
1015 15th Street, NW, Suite 1000
Washington, DC 20005
(800) 767-1553
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Todd E. Freed, Esq.

Patrick Lewis, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Telephone: (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Argo Group International Holdings, Ltd. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•      Registration Statement No. 333-232334, filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2019, registering 1,885,000 common shares, par value $1.00 per share (“Common Shares”), of the Company, issuable pursuant to the Argo Group International Holdings Ltd. 2019 Omnibus Incentive Plan;

•      Registration Statement No. 333-195932, filed with the Commission on May 14, 2014, registering 4,257,800 Common Shares issuable pursuant to the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan, which represented (i) 2,800,000 Common Shares initially reserved for future issuance pursuant to the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan and (ii) 1,457,800 Common Shares that remained available for issuance under the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan immediately prior to stockholder approval of the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan on May 6, 2014;

•      Registration Statement No. 333-161299, filed with the Commission on August 12, 2009, registering 200,000 Common Shares issuable pursuant to the Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan (renamed the Argo Group International Holdings, Ltd. Employee Share Purchase Plan as amended and restated on May 3, 2016);

•      Registration Statement No. 333-147967, filed with the Commission on December 10, 2007, registering 5,000,000 Common Shares issuable pursuant to the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan and the Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan (renamed the Argo Group International Holdings, Ltd. Employee Share Purchase Plan as amended and restated on May 3, 2016), which represented (i) 4,500,000 Common Shares issuable pursuant to the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan and (ii) 500,000 Common Shares issuable pursuant to the Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan (renamed the Argo Group International Holdings, Ltd. Employee Share Purchase Plan as amended and restated on May 3, 2016); and

•      Registration Statement No. 333-147714, filed with the Commission on November 29, 2007, registering 1,280,690 Common Shares issuable pursuant to the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, the Argonaut Group, Inc. Non-Employee Director Stock Option Plan and the Argonaut Deferred Compensation Plan for Non-Employee Directors, which represented (i) 1,045,868 Common Shares issuable upon the exercise of stock options pursuant to grants previously made under the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, (ii) 170,169 Common Shares issuable upon the vesting of restricted stock awards pursuant to grants previously made under the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, (iii) 22,694 Common Shares issuable upon the exercise of stock options granted under the Argonaut Group, Inc. Non-Employee Director Stock Option Plan and (iv) 41,959 Common Shares issuable upon the exercise of rights to receive shares in satisfaction of the plan account balances under the Argonaut Deferred Compensation Plan for Non-Employee Directors.

On November 16, 2023, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of February 8, 2023 (the “Merger Agreement”), by and among the Company, Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares (“Brookfield Reinsurance”), and BNRE Bermuda Merger Sub Ltd., a Bermuda exempted company limited by shares (“Merger Sub”), and the Statutory Merger Agreement (as defined in the Merger Agreement), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Brookfield Reinsurance.

As a result of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments to the Registration Statements, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unissued and unsold under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unissued and unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Pembroke, Bermuda on November 16, 2023.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Allison Kiene
Name: Allison Kiene
Title: General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.